Exhibit 99.1



FOR  IMMEDIATE  RELEASE


                   SOFTECH ANNOUNCES RESULTS OF ANNUAL MEETING


TEWKSBURY, Mass. - July 1, 2004 - SofTech, Inc. (OTCBB:SOFT), a leading provider of design-through-manufacturing productivity solutions, today announced the voting results of its Annual Meeting held on June 30, 2004.

The shareholders overwhelmingly approved an amendment to the Company's Certificate of Incorporation to authorize a class of Preferred Stock consisting of 20 million shares with a par value of $1.00 per share and to provide the Board of Directors with the authority from time to time to issue Preferred Stock in an amount and under such terms as deemed appropriate. Approximately 73% of the shareholders approved this proposal while only 3% voted against or abstained.

In addition, approximately 94% of the shareholders elected Frederick A. Lake and Ronald A. Elenbaas to serve as Directors through the 2006 Annual Meeting.

About  SofTech

SofTech, Inc. (OTCBB: SOFT) provides design-through-manufacturing productivity solutions with its computer-aided design (CAD), computer-aided manufacturing
(CAM) and product data management (PDM) products including CADRA, DesignGateway , Prospector , and ProductCenter (through SofTech's Workgroup Technology Division). SofTech's solutions optimize product lifecycle management at the lowest cost by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles.

SofTech has more than 100,000 users benefiting from its solutions, including Boeing, FlightSafety International, General Electric Company, Goodrich Turbine Fuel Technologies, Honeywell, Millipore Corporation, Siemens, Sikorsky Aircraft, U.S. Army, and Whirlpool Corporation.

Headquartered in Tewksbury, Massachusetts, SofTech (www.softech.com) has locations and distribution partners throughout North America, Europe, and Asia.


Contact:  Joseph  P.  Mullaney
          President  and  COO
          (781)  890-8373